UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

NRDC ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

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This filing consists of the transcript of an investor presentation held on August 13, 2009 by Richard A. Baker, Chief Executive Officer of NRDC Acquisition Corp. and Stuart Tanz, in connection with the proposed transactions contemplated by the Framework Agreement, dated as of August 7, 2009, between NRDC Acquisition Corp. and NRDC Capital Management, LLC, pursuant to which NRDC Acquisition Corp. will continue its business as a corporation that will qualify as a real estate investment trust for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2010.

Forward-looking statements

This filing includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. NRDC Acquisition Corp.’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, NRDC Acquisition Corp.’s expectations with respect to future performance, anticipated financial impacts of the proposed transactions, certificate of incorporation and warrant amendments and related transactions; approval of the proposed certificate of incorporation and warrant amendments and related transactions by stockholders and warrantholders, as applicable; the satisfaction of the closing conditions to the proposed transactions, certificate of incorporation and warrant amendments and related transactions; and the timing of the completion of the proposed transactions, certificate of incorporation and warrant amendments and related transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside NRDC Acquisition Corp.’s control and difficult to predict. Factors that may cause such differences include, but are not limited to, the following:

• Our ability to identify and acquire retail real estate and real estate-related debt investments that meet our investment standards and the time period required for us to acquire our initial portfolio of our target assets;

• The level of rental revenue and net interest income we achieve from our target assets;

• The market value of our assets and the supply of, and demand for, retail real estate and real estate-related debt investments in which we invest;

• The length of the current economic downturn;

• The conditions in the local markets in which we will operate, as well as changes in national economic and market conditions;

• Consumer spending and confidence trends;

• Our ability to enter into new leases or to renew leases with existing tenants at the properties we acquire at favorable rates;

• Our ability to anticipate changes in consumer buying practices and the space needs of tenants;

• The competitive landscape impacting the properties we acquire and their tenants;

• Our relationships with our tenants and their financial condition;

• Our use of debt as part of our financing strategy and our ability to make payments or to comply with any covenants under any borrowings or other debt facilities we obtain;

• The level of our operating expenses, including amounts we are required to pay to our management team and to engage third party property managers;

• Changes in interest rates that could impact the market price of our common stock and the cost of our borrowings; and

• Legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts).

Other factors include the possibility that the transactions contemplated by the Framework Agreement do not close, including due to the failure to receive required stockholder and warrantholder approvals, or the failure of other closing conditions.

NRDC Acquisition Corp. cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in NRDC Acquisition Corp.’s most recent filings with the Securities and Exchange Commission (“SEC”) and in the definitive proxy statement to be used in connection with the transactions contemplated by the Framework Agreement, as described below. All subsequent written and oral forward-looking statements concerning NRDC Acquisition Corp., the Framework Agreement, the related transactions or other matters and attributable to NRDC Acquisition Corp. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. NRDC Acquisition Corp. cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. NRDC Acquisition Corp. does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

NRDC Acquisition Corp. has filed a preliminary proxy statement with the SEC in connection with the proposed transactions, certificate of incorporation amendments and the warrant amendments and to mail a definitive proxy statement and other relevant documents to NRDC Acquisition Corp.’s stockholders and warrantholders. NRDC Acquisition Corp.’s stockholders and warrantholders and other interested persons are advised to read the preliminary proxy statement, and, when available, amendments thereto, if any, and the definitive proxy statement in connection with solicitation of proxies for the special meetings of NRDC Acquisition Corp.’s stockholders and warrantholders to be held to approve the transactions, certificate of incorporation amendments and the warrant amendments because this proxy statement will contain important information about NRDC Acquisition Corp. and the proposed transactions. Such persons can also read NRDC Acquisition Corp.’s final prospectus from its initial public offering dated October 23, 2007, its annual report on form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on March 13, 2009, as amended (“Annual Report”) and other reports as filed with the SEC, for a description of the security holdings of NRDC Acquisition Corp.’s officers and directors and their affiliates and their other respective interests in the successful consummation of the proposed transactions. The definitive proxy statement will be mailed to stockholders and warrantholders as of a record date to be established for voting on the proposed transactions, certificate of incorporation amendments and the warrant amendments and related transactions. Stockholders and warrantholders will also be able to obtain a copy of the preliminary and definitive proxy statements, without charge, once available, at the SEC’s Internet site at http://www.sec.gov or by directing a request to: NRDC Acquisition Corp. Corp., 3 Manhattanville Road, Purchase, NY 10577, Attention: Joseph Roos, telephone (914) 272-8066.

Participation in Solicitation

NRDC Acquisition Corp., and its respective directors, executive officers, affiliates and other persons may be deemed to be participants in the solicitation of proxies for the special meetings of NRDC Acquisition Corp.’s stockholders and NRDC Acquisition Corp.’s warrantholders to approve the proposed transaction. A list of the names of those directors and officers and descriptions of their interests in NRDC Acquisition Corp. is contained in NRDC Acquisition Corp.’s Annual Report. NRDC Acquisition Corp.’s stockholders and warrantholders may also obtain additional information about the interests of its directors and officers in the transactions by reading the preliminary proxy statement and other relevant materials to be filed by NRDC Acquisition Corp. with the SEC when they become available.

NRDC ACQUISITION CORP. INVESTOR PRESENTATION
MADE ON AUGUST 13, 2009 AT 11:00AM EASTERN TIME

PARTICIPANTS
Richard A. Baker - Chief Executive Officer of NRDC Acquisition Corp.
Stuart Tanz

PRESENTATION

* * *

Richard A. Baker

Good Morning and thank you all for joining us. My name is Richard Baker and I am CEO of NRDC Acquisition Corp.

When we formed the Company in October 2007 our primary goal was to acquire a company where there was an opportunity to create value from the real estate underlying the business. Over the last 22 months, despite our diligent pursuit of numerous potential transactions, we were unable to find a company with the right real estate at the right price which would allow us to create value for our shareholders.

Very recently we have seen retail property economics stabilize, notwithstanding that many landlords remain financially distressed. We believe that there will be substantial opportunity for the next 24-48 months to acquire retail assets below cost with the potential for historically high rates of return. In order to capitalize on this opportunity, the Company has proposed to convert itself into a retail equity REIT. In order to accomplish this, we have hired a terrific team.

Leading the company will be one of the industry’s most experienced and proven CEO’s, Stuart Tanz. Stuart built Pan Pacific Retail Properties from a $447 million real estate company at its IPO in 1997 to a $4 billion REIT at the time of its sale in November 2006 to Kimco. In a deal that consisted of 90% cash and 10% stock, the total return for Pan Pacific investors during this period of time was over 500%. As a representation of Stuart’s faith in our company going forward, he will be investing $5 million in common stock prior to the record date.

In addition to Stuart, John Roche will be joining us as CFO. John is best known in the retail REIT industry as the Executive Vice President and Chief Financial Officer of New Plan Excel Realty Trust from 2000 to 2007.

I will be acting as Executive Chairman of the new company. As some of you know, I have spent the majority of my career developing retail real estate in the Northeast as well as participating in the operations of Lord & Taylor in the United States and the Hudson’s Bay Company in Canada. My father, Robert, and I are the owners and operators of over 18 million square feet of retail properties in the United States. You will see in the back of our presentation that we have a highly qualified and distinguished Board of Directors that includes leaders in real estate, finance, retail and marketing.

At the time of the conversion, the company will change its name to Retail Opportunity Investments Corp. ROI will be uniquely positioned in the retail REIT space with substantial cash to acquire retail properties, no legacy asset issues, and a world class management team focused on creating value for our shareholders by opportunistically acquiring retail assets. The management team is strongly aligned with the shareholders creating an investment opportunity that is well designed for today’s environment. I would now like to introduce Stuart Tanz, the CEO of Retail Opportunity Investments.

Stuart Tanz:

Thank you Richard and good morning everyone.

Let me begin by saying how truly excited I am about this opportunity. As many of you know, since I left Pan Pacific, I have been looking for the right time to re-enter the real estate space. As the real estate market has been experiencing distress over the last couple of years, real estate companies have been in “survival mode” trying to fix balance sheets, address operational issues and seek liquidity by selling their best assets. Some of these companies will survive long enough to emerge when conditions improve while others may not. I have been presented with many opportunities over the last couple of years to join companies, as CEO, where I would have been spending my time fixing problems. However, I have passed on these opportunities and purposely chose to remain on the sidelines.

When I was presented with the opportunity to join ROI as CEO, I was immediately intrigued and excited about the company’s incredible potential. I have the ability to skip the distress that comes with owning legacy real estate assets and essentially start fresh with a pool of capital to take advantage of the market. In addition, my true passion is to build and run a company, and this allows me to once again get my hands dirty and build what I envision will be one of the premier retail REITs. Putting these factors together, it became a very easy decision to join the Company as CEO.

As Richard mentioned, we are having this call today to inform you of the newly created firm, the opportunities we see for the company, and the mechanics that will enable us to convert NRDC into ROI, a Real Estate Investment Trust.

As a brief overview of the transaction, we will be converting NRDC into an equity REIT called Retail Opportunity Investments, or ROI, which will focus on acquiring and operating retail properties. NRDC has 41.4 million public shares outstanding and a current trust value of $410 million or $9.89 per share. The Company also has 49.4 million warrants outstanding.

I am extremely excited about joining the company as CEO and have tremendous confidence in our future success. As evidence of my commitment as CEO, I have agreed to purchase $5 million of stock in the company prior to the record date.

Also, in an effort to dramatically reduce dilution and make this transaction successful, our sponsors have agreed to forfeit their 10.1 million shares of common stock, and our independent directors have agreed to reduce their director shares from 45,000 to 25,000 each. Finally, we are amending our warrants to the benefit of the company by raising the exercise price from $7.50 to $12.00 per share. We will extend warrant maturities from 2011 to 2014.

We strongly believe that now is the time to deploy capital and buy shopping centers. The Company will take advantage of this opportunity by acquiring retail properties at compelling yields with values substantially below their replacement cost. With a cash war chest, and unburdened by legacy assets, we are well-positioned to focus our attention on growth and can quickly capitalize on distressed situations. This approach also offers a compelling opportunity for investors to participate in a transaction that is less costly than a typical IPO. Ultimately our goal is to build a premier internally-managed retail equity REIT.

The Company will be led by a dynamic and highly experienced management team made up of Richard Baker as Executive Chairman, John Roche as CFO and myself as CEO.

With 20 years of real estate experience, Richard is a major owner of retail real estate assets and retail companies in the United States and Canada. John was with New Plan Excel Realty Trust from May 2000 to October 2007, during which time the company’s market capitalization grew by $2.2 billion while delivering total shareholder returns in excess of 300%.

The retail real estate market is large and highly fragmented. As a result of the credit crunch, many existing players are on the sidelines, unable to take advantage of today’s distressed opportunities because they are balance sheet constrained. We believe retail fundamentals will ultimately strengthen, driven by compelling income and population growth demographics in our target markets. As such, we believe now is the time to deploy capital and acquire assets at valuations levels not seen in years.

We believe the coastal markets will continue to produce among the highest population and income growth rates over the next several years. Our bi-coastal strategy will position us to target these high density, high income communities while leveraging management’s extensive industry contacts in those areas. In addition, we are attracted to these markets because they are very fragmented and typically have costly barriers to entry for new supply.

Our primary acquisition strategy will be to target high quality and well-located assets at prices below replacement cost. Our goal is to acquire a portfolio of community and neighborhood shopping centers with strong tenants in primary markets in order to generate stable cash flows.

Similar to the strategy we employed at PNP, we will proactively focus on property management to enhance our underlying real estate values. We also intend to implement my historically proven strategy to reposition assets through renovation, re-merchandizing and re-tenanting while employing tight internal controls.

The Company will maintain a conservative and flexible capital structure. Our strategy will be to use a prudent level of property-level financing, and as we increase in size, we will broaden our capital raising strategy to include corporate level financings.

Furthermore, our warrants will provide the Company with additional equity capital in the future when they are exercised. The transaction will result in a balance sheet with up to approximately $400 million of cash to deploy. Investors can buy shares absent typical IPO costs associated with acquiring new company shares. Relative to the cash value per share in trust, participation in the creation of ROI will involve dilution of only 1.7 – 2.8%, resulting in a pro forma book value per share multiple of only 1.02 to 1.03 times, more attractive than recent blind pool REIT IPOs.

Our distinguished board of directors averages almost 30 years of relevant industry experience and will be enormously helpful in guiding our Company to achieving premier REIT status.

I would like to reiterate my excitement for Retail Opportunity Investments Corp. and the tremendous opportunity this new company presents. We welcome your questions, which you may submit to Joe Roos whose contact information is provided at the end of the presentation. Thank you again for participating in today’s call.